Exhibit 10.1

REVISED

April 25, 2024

Ms. Stacie Schulz

Dear Stacie,

We are pleased to extend an offer of employment to you as Vice President and Chief Accounting Officer for Superior Industries International, Inc. Your office will be based out of our corporate headquarters located in Southfield, Michigan. You will report directly to Timothy Trenary, Executive Vice President & Chief Financial Officer.

Compensation and Benefits

In this role, your starting base salary will be $350,000.00 per year, less applicable Federal and State taxes. This is a salaried position and you will be paid on a semi-monthly basis. You will also receive a car allowance of $800 per month pre-tax, payable on the first pay period of each month.

You will also be eligible to participate in the following Superior Incentive Compensation Programs:

•	Under Annual Incentive Performance Program (AIPP), you will be eligible for a discretionary annual performance bonus with a target of 50% of your base salary. All earned bonuses are typically paid before the end of the first quarter of the following year and are based on the company’s performance as well as your individual performance. You will be eligible for the full year annual incentive for 2024.

•	Subject to final approval by the Compensation Committee, as Vice President and Chief Accounting Officer, you are eligible to participate in the Company’s Long-Term Incentive program as administered by Superior’s Compensation and Benefits Committee of the Board of Directors (“Committee”) with a target opportunity of 50% of your base salary beginning with the 2024-2026 Long-Term Incentive grant.

You will be eligible for a sign-on bonus of $20,000 payable after 30 days of continued employment, and another $20,000 payable after six months of continuous employment. In addition, you will be eligible for a $50,000 retention bonus vesting April 30, 2025, and payable no later than May 31, 2025, provided you remain an active employee.

As an employee of Superior Industries International, Inc., you will be eligible to participate in our medical, dental, vision, life and long-term disability insurance programs, and 401(k) Retirement & Savings Plan with a company match beginning on the first day of employment.

Stacie Schulz
Pg 2

Subject to final approval of Human Capital and Compensation Committee of the Board of Directors, you will participate in the Executive Change in Control Plan (“the Plan”). Under the Plan and subject to the full terms of the Plan, if your employment is terminated by the Company without Cause or by you for Good Reason within two years of a change in control, you will receive a one-time multiple of the sum of both your annual base salary and your target annual bonus, paid in a lump sum within 60 days after termination. You will also participate in the Executive Severance and Retirement Plan in the event of termination without Cause and absent a change in control, with 12-months severance plus other benefits stipulated in the Plan.

Vacation

You are eligible for four (4) weeks of paid vacation per year. Your allotted vacation time is granted at the beginning of the calendar year but earned on a per payroll basis. Your 2024 vacation allowance will be prorated based on your start date.

Start Date

Should you accept our offer, your start date will be no later than June 3, 2024. Please let us know if we need to adjust this date.

Contingencies

This offer is contingent upon the successful completion of the pre-employment urinalysis drug screening, as well as our receipt of satisfactory results from the verification of work history, criminal background check and credit check. The Immigration Reform and Control Act of 1986 requires Superior to verify the identity of every new employee and their legal right to work in the United States. Your continued employment is conditional upon your ability to provide the necessary proof as indicated on the backside of the Employment Eligibility Verification Form (Form I-9).

Employment

Employment with the Company is at–will and is not for any fixed period of time. Employees may terminate their employment at any time for any reason. Similarly, the Company may terminate any individual’s employment at any time for any reason. Your employment will be conditional upon your signing an agreement to your at-will employment status.

If you find the terms of our offer acceptable, please acknowledge by signing and returning one copy of this letter to me. This letter represents all terms associated with this offer of employment and is valid for 3 days from the date above. If you have any questions or concerns about this offer, please call me at (248) 897-3663.

Stacie Schulz
Pg 3

Stacie, we are very excited at the prospect of you joining our Superior team. We are confident that with your related experience and knowledge, you will become a positive contributor to our continued success.

Very truly yours,

/s/ Kevin M. Burke

Kevin M. Burke

Senior Vice President and CHRO

I hereby accept this offer of employment:

/s/ Stacie Schulz	May 28, 2024
Stacie Schulz	Date